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Exhibit 99

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA • 92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

NEWS RELEASE

Investor Contact:	David K. Erickson, 949-250-6826
Media Contact:	Barry R. Liden, 949-250-5070

For Immediate Release

EDWARDS LIFESCIENCES ANNOUNCES PRICING OF $125 MILLION OF
3 7/8% CONVERTIBLE DEBENTURES DUE 2033

• Proceeds To Be Used For Stock Repurchase Under New Repurchase
Program and Other General Corporate Purposes

        IRVINE, Calif. May 6, 2003—Edwards Lifesciences Corporation (NYSE: EW) today announced the pricing of $125 million of its 3 7/8% convertible senior debentures due 2033, plus up to an additional $25 million of its 3 7/8% convertible senior debentures due 2033 that may be issued to cover over-allotments. The debentures will be unsecured senior obligations of Edwards, will pay interest semi-annually in arrears at an annual rate of 3 7/8% and, subject to conditions discussed below, will be convertible into shares of Edwards' common stock at a conversion price of $54.66 per share of common stock. The debentures were offered only to qualified institutional buyers.

        It is anticipated that Edwards will use approximately $25 million to $40 million of the net proceeds from the offering to repurchase shares of its outstanding common stock concurrently with the offering pursuant to a newly established common stock repurchase program. Under this new repurchase program, Edwards is authorized to purchase up to 2 million shares of its common stock. The actual amount of such net proceeds Edwards uses to repurchase shares of its common stock concurrently with the offering will depend upon market factors and may be more or less than the above range. Edwards intends to use the remaining net proceeds for general corporate purposes, which may include the purchase of additional shares of its common stock and the repayment of indebtedness.

        The debentures will mature on May 15, 2033. Edwards may redeem the debentures at its option on or after May 15, 2008 at a redemption price equal to par plus accrued interest, if any. Holders of the debentures will have the right to require Edwards to repurchase all or some of their debentures on May 15, 2008, May 15, 2013 and May 15, 2018 at a price equal to par plus accrued interest, if any. This price is payable, in the case of any required repurchase on May 15, 2008, in cash or, in the case of any required repurchase on May 15, 2013 or May 15, 2018, in cash, shares of Edwards' common stock or a combination, at Edwards' option. Holders of the debentures will have the right to require Edwards to purchase all or some of their debentures at a purchase price equal to par plus accrued interest, if any, upon the occurrence of certain change of control events that occur prior to May 15, 2008, payable in cash, shares of Edwards common stock or a combination, at Edwards' option.

        The debentures will be convertible into shares of Edwards' common stock, in whole or in part, only in the following circumstances: during any calendar quarter (beginning with the quarter ending September 30, 2003) if, as of the last day of the preceding calendar quarter, the last reported sale price (as defined in the Indenture under which the debentures are being issued) of common stock on at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of such immediately preceding calendar quarter exceeds 120% of the applicable conversion price on the last trading day of such immediately preceding calendar quarter; if the debentures have been called for redemption (in which case only debentures called for redemption may be converted); or upon the occurrence of specified corporate transactions. The conversion price will be subject to adjustment in certain circumstances.

        The debentures and the shares of common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws. Any offers of the debentures will be made exclusively by means of a private offering memorandum.

        This news release shall not constitute an offer to sell or a solicitation of an offer to buy the debentures or any shares of Edwards' common stock, nor shall there be any sale of the debentures in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

        This news release includes forward-looking statements that involve risks and uncertainties, including those relating to whether or not Edwards will consummate the offering, relating to the anticipated use of the proceeds of the offering, and relating to other risks detailed in Edwards' filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.

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